Exhibit 99.1

       PERICOM SEMICONDUCTOR ELECTS GARY FISCHER TO ITS BOARD OF DIRECTORS

    SAN JOSE, Calif., May 9 /PRNewswire-FirstCall/ -- Pericom Semiconductor Corporation (Nasdaq: PSEM) today announced the election of Mr. Gary L. Fischer to its Board of Directors. In addition to serving on the Board, Mr. Fischer will also serve as Chairman of the Audit Committee of the Board of Directors.

    Mr. Fischer is employed by ISSI, a fabless public company focusing on high performance memory ICs, where he is President, Chief Operating Officer, and Chief Financial Officer. Mr. Fischer joined ISSI in 1993 as Vice President and Chief Financial Officer and was Executive Vice President from 1995 until 2001. Mr. Fischer is also a member of the Board of Directors of ISSI. Prior to joining ISSI, Mr. Fischer was Chief Financial Officer of Synergy Semiconductor Corporation, a manufacturer of high-performance SRAM and logic integrated circuits. Mr. Fischer holds an MBA degree from the University of Santa Clara and a BA degree from the University of California, Santa Barbara.

    Alex Hui, President and CEO, said of Mr. Fischer's appointment, "We are very pleased to have Gary Fischer join our Board of Directors and serve as Chairman of our Audit Committee. Gary's responsibilities at ISSI give him very valuable insights into our business, and his financial expertise and board experience will help us ensure that our Audit Committee and corporate governance practices are effective. Gary will be an invaluable resource as we drive Pericom to the next level in our evolution."

    Pericom Semiconductor Corporation offers customers worldwide the industry's most complete silicon and quartz based solutions for the Computing, Communications, and Industrial market segments. Our broad portfolio of leading-edge analog, digital, and mixed-signal integrated circuits and SaRonix frequency control products are essential in the timing, transferring, routing, and translating of high-speed signals as required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters are in San Jose, California, with design centers and sales offices located globally. http://www.pericom.com

    This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. All forward-looking statements included in this document are made as of the date hereof, based on information available to the company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K/A for the year ended June 30, 2004 and, in particular, the risk factors sections of this filing.

SOURCE  Pericom Semiconductor Corporation
    -0-                             05/09/2005
    /CONTACT: Mike Craighead, VP/Chief Financial Officer, Pericom Semiconductor Corporation, +1-408-435-0800, or fax, +1-408-435-1100/
    /Web site:  http://www.pericom.com /